Exhibit 10.1

Execution Version

SPONSOR SHARE RESTRICTION AGREEMENT

This SPONSOR SHARE RESTRICTION AGREEMENT (this “Agreement”) is dated as of July 24, 2024, by and among FTAC Emerald Acquisition Corp., a Delaware corporation (“Parent”), Emerald ESG Sponsor, LLC, a Delaware limited liability company (“EMLD Sponsor”), and Emerald ESG Advisors, LLC, a Delaware limited liability company (“Advisors” and together with EMLD Sponsor, the “Sponsors”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 976,081 shares of Parent Class A Common Stock (the “Sponsor Co-Invest Shares”), (ii) private placement warrants to purchase 488,041 shares of Parent Class A Common Stock (the “Sponsor Warrants”) and (iii) 8,615,141 shares of Parent Class A Common Stock received upon conversion of its previously held shares of Parent Class B Common Stock (the “Sponsor Promote Shares” and, together with the Sponsor Co-Invest Shares, the “Sponsor Shares”) in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, EMLD Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Fold, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, Merger Sub shall merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, in connection with the Transactions, immediately prior to and contingent upon the Closing, all of the Sponsor Warrants will be cancelled as further specified in this Agreement; and

WHEREAS, as an inducement to the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

FORFEITURE; TRANSFER RESTRICTIONS

1.1 Warrant Forfeiture.

(a) Immediately prior to and contingent upon the Closing, each Sponsor shall irrevocably forfeit and surrender for cancellation to Parent, the number of Sponsor Warrants set forth opposite such Sponsor’s name on Schedule I hereto (the “Forfeited Warrants”), which Forfeited Warrants shall be deemed automatically cancelled and retired in full, in each case for no additional consideration.

(b) Parent hereby acknowledges and agrees that immediately upon receipt of the Forfeited Warrants, Parent shall cancel and retire all of the Forfeited Warrants and shall direct Parent’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions to give effect thereto.

(c) The Sponsors and Parent each shall (i) take such further actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which the Forfeited Warrants shall no longer be issued or outstanding and (ii) provide the Company with evidence that such retirement and cancellation has occurred.

1.2 Transfer Restrictions.

(a) Transfer Restrictions of the Restricted Shares. The parties hereto acknowledge the transfer restrictions applicable to the Sponsor Promote Shares contained in that certain letter agreement, dated as of December 15, 2021, among the Company, the Sponsors and the other insiders listed on the signature pages thereto (the “Insider Agreement”), a copy of which is attached hereto as Exhibit A, and agree that, notwithstanding anything to the contrary in the Insider Agreement, effective as of and conditioned upon the Closing, the number of Sponsor Promote Shares set forth on Schedule I hereto (as adjusted pursuant to Section 1.2(d) for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing) shall be subject to the transfer restrictions set forth in Section 1.2(b) of this Agreement in lieu of the transfer restrictions set forth in the Insider Agreement (such shares, the “Restricted Shares”). For the avoidance of doubt, the Sponsor Co-Invest Shares and any other shares of Parent Class A Common Stock held by the Sponsors from time to time that are not Restricted Shares, shall not be subject to the provisions of this Section 1.2 and shall remain subject to the transfer restrictions set forth in the Insider Agreement.

(b) Timing and Lapse of Transfer Restrictions.

(i) 1,772,547 of the Restricted Shares (the “Tranche I Restricted Shares”) shall not be transferable until the earlier of (x) the date that is six months following the Closing Date or (y) the first date that the Stock Price exceeds $12.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(ii) 1,772,547 of the Restricted Shares (the “Tranche II Restricted Shares”) shall not be transferable until the earlier of (x) (A) in the event that the Applicable Proceeds as of the Closing Date equal or exceed the Target Amount, the date that is one-year following the Closing Date, and (B) in the event that the Applicable Proceeds as of the Closing Date are less than the Target Amount, the date that is two years following the Closing Date, or (y) the first date that the Stock Price exceeds $15.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(iii) 1,772,547 of the Restricted Shares (the “Tranche III Restricted Shares”) shall not be transferable until the earlier of (x) the date that is ten years following the Closing Date, or (y) the first date that the Stock Price exceeds $17.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(iv) In the event that the Applicable Proceeds as of the date that is two years following the Closing Date are less than the Target Amount, the Sponsors shall automatically forfeit for no additional consideration (x) a number of Tranche II Restricted Shares equal to the Target Amount minus the actual Applicable Proceeds as of such date divided by 100 and (y) a number of Tranche III Restricted Shares equal to the Target Amount minus the actual Applicable Proceeds as of such date divided by 100; provided, that no more than an aggregate of 500,000 Tranche II Restricted Shares and 500,000 Tranche III Restricted Shares shall be forfeited pursuant to this Section 1.2(b)(iv). Any Restricted Shares forfeited pursuant to this Section 1.2(b)(iv) shall be deemed automatically cancelled and retired in full with no further action required by the parties.

(v) For the avoidance of doubt, each Sponsor shall be entitled to vote its Restricted Shares and receive dividends and other distributions with respect to such Restricted Shares during any period of time that such shares are subject to restriction on transfer hereunder.

(c) Termination of Restrictions upon a Liquidation Event. In the event of a Liquidation Event following the Closing, any transfer restrictions applicable to the Restricted Shares then remaining (under this Agreement or the Insider Agreement) shall terminate as of immediately prior to the occurrence of such Liquidation Event.

(d) Equitable Adjustment. If, between the Closing and a Liquidation Event, the outstanding shares of Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding shares of Parent Class A Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Parent Class A Common Stock will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 1.2(d) shall become effective at the close of business on the date any such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction becomes effective.

(e) Transfers. No holder of Restricted Shares shall transfer any Restricted Shares to the extent such Restricted Shares are still subject to transfer restrictions at the time of the contemplated transfer and all certificates (if any) representing such Restricted Shares shall contain a legend to such effect; provided, that Restricted Shares may be transferred to a Permitted Transferee (as defined in the Insider Agreement) so long as such Permitted Transferee agrees in writing to be bound by the provisions of this Agreement, including the transfer restrictions set forth in this Article I. If any transfer is made or attempted contrary to the provisions of this Agreement, such transfer shall be null and void ab initio, and Parent shall refuse to recognize any such transferee of the Restricted Shares as one of its stockholders for any purpose. In order to enforce this Section 1.2(e), Parent may impose stop-transfer instructions with respect to the Restricted Shares of the attempted transferor (and any permitted transferees and assigns thereof) until the transfer restrictions contained herein are no longer applicable.

(f) Legend Removal. Following the expiration or release of all transfer restrictions pursuant to this Section 1.2, Parent shall, upon the request of an applicable holder and subject to applicable Law, cause any legend to be removed from the certificate or book-entry position evidencing the applicable Restricted Shares; provided, that any legends required by applicable Law shall remain until the Company reasonably determines after consultation with counsel that such legends may be removed.

(g) Certain Definitions. As used in this Agreement:

(i) “Applicable Proceeds” means the aggregate proceeds from (x) any capital raise completed by Parent or the Company after the date of this Agreement and prior to the Closing Date in connection with the Transactions, (y) the Parent Trust Account as of the Closing Date (after giving effect to any redemptions by Parent Stockholders) and (z) any capital raise completed by Parent and/or its affiliates (including the Surviving Company) following the Closing but prior to the date that is two years following the Closing Date.

(ii) “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction involving Parent upon the consummation of which holders of Parent Class A Common Stock would be entitled to exchange their shares of Parent Class A Common Stock for cash, securities or other property.

(iii) “Stock Price” means, on any date after the Closing, the closing sale price per share of Parent Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

(iv) “Target Amount” means $50.0 million.

(v) “Trading Day” means any day on which trading is generally conducted on the NASDAQ Capital Market or such other exchange on which the Parent Class A Common Stock is traded and published.

(vi) “transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Article II
REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsors.Article III Each Sponsor represents and warrants as of the date hereof to Parent (solely with respect to itself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good and marketable title to, all of (x) the Sponsor Promote Shares, (y) the Sponsor Warrants and (z) the Sponsor Co-Invest Shares set forth opposite such Sponsor’s name on Schedule I and there exist no Encumbrances or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares and Sponsor Warrants (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares and Sponsor Warrants, other than any Permitted Encumbrances or pursuant to (i) this Agreement, (ii) the Parent Organizational Documents, (iii) the Merger Agreement, (iv) the Insider Agreement, (v) the Sponsor Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants and pursuant to the Parent Organizational Documents, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor’s Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Each Sponsor has full right and power to enter into this Agreement.

(d) Litigation. There are no Proceedings pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement.

(e) Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement. Such Sponsor had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Article III

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect (i) automatically upon the termination of the Merger Agreement in accordance with its terms, (ii) upon the mutual written agreement of Parent, the Sponsors and the Company or (iii) at such time that all of the Restricted Shares are no longer subject to the terms and conditions of Section 1.2 hereof. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby. This Article III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 3.8 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

3.3 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto and the Company.

3.5 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

3.6 Amendment. Subject to Section 3.11, this Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered electronically, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 3.8):

If to Parent:

FTAC Emerald Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention: Amanda Abrams

Phone: (215) 701-9555

Email: amanda@cohencircle.com

in each case, with a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.
620 Freedom Business Center, Suite 200

King of Prussia, PA 19406

Attention: Derick S. Kauffman

Phone: (610) 205-6038

Email: derick.kauffman@stevenslee.com

If to a Sponsor:

To such Sponsor’s address set forth in the books and records of Parent with a copy to (which will not constitute notice):

Stevens & Lee, P.C.
620 Freedom Business Center, Suite 200

King of Prussia, PA 19406

Attention: Derick S. Kauffman

Phone: (610) 205-6038

Email: derick.kauffman@stevenslee.com

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.11 Express Third-Party Beneficiary. Parent and the Sponsors hereby agree that the Company is an intended and express third-party beneficiary of all of the provisions of this Agreement and shall have the right to enforce the terms and conditions of this Agreement against Parent and/or Sponsors, as applicable, or prevent the breach thereof, or to exercise any other right, or seek any other remedy, which may be available to it as a third-party beneficiary of this Agreement. In addition, neither Parent nor the Sponsors shall agree to any waivers, modifications or amendments to this Agreement, without the prior written consent of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Restriction Agreement to be duly executed as of the date first written above.

SPONSORS:

EMERALD ESG SPONSOR, LLC

By:	/s/ Betsy Z. Cohen
	Name:	Betsy Z. Cohen
	Title:	Manager

EMERALD ESG ADVISORS, LLC

By:	/s/ Betsy Z. Cohen
	Name:	Betsy Z. Cohen
	Title:	Manager

PARENT:

FTAC EMERALD ACQUISITION CORP.

By:	/s/ Bracebridge H. Young, Jr.
	Name:	Bracebridge H. Young, Jr.
	Title:	President and Chief Executive Officer

[Signature Page to Sponsor Share Restriction Agreement]

Exhibit A

Insider Letter

[See Attached.]

Schedule I

Sponsors & Sponsor Percentages

Sponsor	Sponsor Warrants to be Forfeited	Sponsor Co-Invest Shares	Tranche I Restricted Shares	Tranche II Restricted Shares	Tranche III Restricted Shares
Emerald ESG Sponsor, LLC	488,041	976,081	894,880	894,880	894,880
Emerald ESG Advisors, LLC	-	-	877,667	877,667	877,667
Total	488,041	976,081	1,772,547	1,772,547	1,772,547